Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of Fifth Street Finance Corp. of our report dated November 30, 2015 relating to the consolidated financial statements, financial statement schedules and the effectiveness of internal control over financial reporting of Fifth Street Finance Corp., which appears in such Registration Statement. We also consent to the use of our report dated October 14, 2016 relating to the senior securities table. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Senior Securities” and “Selected Financial and Other Data” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
New York, New York
October 14, 2016